File No. 333-109287

                               U.S.$15,000,000,000
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                                 SMARTNOTES(SM)
             DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the SmartNotes.

The Agents have advised us that they may from time to time purchase and sell SmartNotes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the SmartNotes has been established.

Pricing Supplement No. 21                           Trade Date:     03/25/2004
(To Prospectus dated October 24, 2003)              Issue Date:     03/30/2004

The date of this Pricing Supplement is March 25, 2004

CUSIP             Stated
or                Interest                   Price to     Selling
Common Code       Rate          Maturity     Public (1)   Concession
-----------       --------      --------     --------     -----------
3704A 0HT2        1.850%        09/15/2005   100%         0.1250%
3704A 0HU9        2.500%        03/15/2006   100%         0.3000%
3704A 0HV7        3.050%        03/15/2007   100%         0.4500%
3704A 0HW5        4.100%        03/15/2009   100%         0.7500%
3704A 0HX3        Float (2)     03/15/2011   100%         1.0000%
3704A 0HY1        Step  (3)     03/15/2016   100%         1.4000%
3704A 0HZ8        6.000%        03/15/2019   100%         1.6000%

Payment           Survivor's    Subject to Redemption
Frequency         Option        Yes/No       Date and terms of redemption
---------         ----------    -----------------------------------------
Monthly           Yes           No
Semi-Annual       Yes           No
Quarterly         Yes           No
Quarterly         Yes           No
Quarterly         Yes           No
Semi-Annual       Yes           Yes          Callable at 100% on 03/15/2007 and
                                             every coupon date thereafter.
Semi-Annual       Yes           Yes          Callable at 100% on 03/15/2007 and
                                             every coupon date thereafter.

(1) Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(2) 3704A0HX3: 3-Month T-Bills + 165 bps, reset quarterly, No Cap

(3) 3704A0HY1: 5.00% for 3 yrs., 6.30% thereafter

The co-agent name Edward Jones & Co., L.P. on the prospectus dated October 24, 2003 should read Edward D. Jones & Co., L.P.

                            Per Note             Total
                            --------             -----

Public Offering Price ..... 100.00%              $15,000,000,000

Agents' Discounts
and Concessions ........... .20%-2.50%           $30,000,000-$375,000,000

Proceeds, before
expenses, to General
Motors Acceptance
Corporation ............... 97.50%-99.80%        $14,625,000,000-$14,970,000,000

(SM) Service Mark of General Motors Acceptance Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               __________________

ABN AMRO FINANCIAL SERVICES, INC.
    A.G. EDWARDS & SONS, INC.
        CHARLES SCHWAB & CO., INC.
            CITIGROUP
                EDWARD D. JONES & CO., L.P.
                    FIDELITY CAPITAL MARKETS
                        a division of National Financial Services LLC
                            MERRILL LYNCH & CO.
                                 MORGAN STANLEY
                                     UBS FINANCIAL SERVICES INC.
                                         WACHOVIA SECURITIES LLC

                                October 24, 2003